                                                                 EXHIBIT 10.12

                             SEPARATION AGREEMENT

     The parties to this Separation Agreement ("Agreement") are the following:

     1.  The MacNeal-Schwendler Corporation ("MSC") and

     2.  Thomas C. Curry ("Curry").

     Whereas MSC desires to employ Curry as its President and Chief Executive Officer;

     Whereas Curry desires to be so employed with MSC;

     Whereas both parties desire to set forth in advance their respective rights and obligations upon the termination of their employment relationship, the parties agree as follows:

     1. Curry hereby acknowledges and agrees that he is an "at will" employee who is employed for an indefinite term. Accordingly, either he or MSC can terminate the employment relationship at any time for any or no reason without liability except for the obligations and rights expressly set forth in this Agreement.

     2. If Curry resigns his position, dies or otherwise terminates the employment relationship, he shall be entitled to his pro rata share of his base salary then in effect through the last day of his employment plus any accrued but unused vacation. Curry's resignation shall be effective on the date he gives notice unless the parties agree otherwise. Curry shall not be entitled to any other compensation or benefits from MSC except as statutorily required by law, such as COBRA rights.

     3. If MSC terminates Curry for "cause," Curry shall be entitled to his pro rata share of his base salary then in effect through the last day of his employment plus any accrued but unused vacation. Curry shall not be entitled to any other compensation or benefits from MSC except as statutorily required by law, such as COBRA rights.

     4. For the purposes of this Agreement, "cause" for termination shall include any reason that would constitute "cause" under California law. It shall also include, but not be limited to, dishonesty, fraud, theft, embezzlement, conviction of a misdemeanor involving moral turpitude or of any felony, failure to perform duties in a manner satisfactory to the Board of Directors after being advised in writing of a performance deficiency, unauthorized absence from work for a period of five or more consecutive work days, violation of Company policy or procedure, inability to perform the essential functions of the job for a period of 180 days due to any physical or mental disability, competing with the MSC while in its employ, or violation of the terms of the Employment Service/Non-Disclosure Agreement signed by Curry upon his employment as President and Chief Operating Officer.

    5. If MSC terminates Curry for reasons other than cause, MSC shall provide Curry with the following compensation and benefits:

         (a) MSC will continue to pay Curry the base salary he was receiving at the time of termination for a period of eighteen (18) months from the effective date of the termination as determined by MSC (the "Termination Date"). These salary continuation payments shall be made in the form of regular semi-monthly payroll payments with appropriate withholdings and authorized deductions that were in effect at the time of the termination and/or as required by law.

         (b) If Curry elects to exercise his rights under COBRA to continue the medical benefits provided under the MSC medical plan in which he was participating, MSC shall continue to pay the same amount towards the premium as it paid towards the premium immediately prior to the Termination Date to continue Curry's medical coverage under MSC's then current medical plan for a period not to exceed eighteen (18) months after the Termination Date. Other than MSC's payment of the premium, Curry shall be subject to all the terms and conditions of MSC's medical plan that are applicable to

     MSC's other executives. MSC's obligation under this subparagraph shall terminate immediately upon Curry's commencing employment with another employer and becoming eligible to participate in the medical plan offered by the new employer or if Curry becomes otherwise ineligible for continuance of medical insurance coverage under COBRA. Curry agrees to notify MSC in writing immediately of the fact that he has accepted new employment and to provide MSC with a copy of his new employer's medical insurance.

          (c) MSC will continue Curry's participation in its then-current Company Automobile Benefits Program (which is currently described in MSC Program No. 8.1.4.) for a period not to exceed eighteen (18) months from the Termination Date. Curry's continued participation in that program during the eighteen (18) month period shall be subject to all the terms and conditions of that program which are then in effect and applicable to other MSC executives participating in that program.

          (d) The 70,000 non-qualified stock options granted under the special stock option agreement dated January 11, 1995, if not already vested, shall become fully vested as of the Termination Date and Curry may exercise those options for a period of twelve (12) months from the Termination Date. Curry shall remain subject to all other terms and conditions of the special stock option agreement. Curry's rights under any and all other employee stock option plans shall be cancelled in accordance with the terms of those plans.

          (c) MSC shall pay, directly to the service provider, reasonable job search/out placement fees actually incurred by Curry in his efforts to secure new employment, but in no event shall the total amount of such fees exceed $35,000.

     6. Curry's entitlement to the compensation and benefits described in Paragraph 5 (a) - (e) is expressly conditioned upon his execution, at the time of his termination, of MSC's then-current Separation Non-Disclosure Agreement and the execution of a general release of MSC, its directors, officers, employees, attorneys, insurers and affiliated entities from any and all liability. If Curry fails to sign either the Separation Non-Disclosure Agreement or the general release, he shall be entitled to nothing under this Agreement other than what he would receive upon his resignation pursuant to Paragraph 2 plus two (2) weeks severance pay. Moreover, if Curry subsequently violates the terms of the Separation Non-Disclosure Agreement, he shall immediately forfeit any rights to the benefits set forth in Paragraph 5 (a) -
(e) and shall immediately repay to MSC any and all compensation and the cost of any and all benefits already received pursuant to Paragraph 5 (a) - (e).

     7. The parties acknowledge and agree that the compensation and benefits described in Paragraph 5 (a) - (e) (or, in the alternative, Paragraph 6) are the sole and exclusive relief to which Curry shall be entitled if he is terminated without cause. Accordingly, Curry shall not be entitled to any other fringe benefits, bonuses, payments, compensation, severance pay or participation in any other MSC programs or plans then in existence except as expressly set forth in Paragraph 5 (a) - (e).

     8. The parties acknowledge and agree that the compensation and benefits set forth in Paragraph 5 (a) - (e) (or, in the alternative, Paragraph 6) shall be the limitation of MSC's liability in connection with any termination of Curry's employment under this Agreement. Accordingly, if MSC terminates Curry for cause and it is later determined that cause did not exist, MSC's liability shall be limited to the compensation and its cost of the benefits described in Paragraph 5 (a) - (e).

     9. This Agreement sets forth the entire agreement between MSC and Curry with respect to Curry's term of employment and the termination of that employment. No express or implied modification, alteration or termination of this Agreement shall be valid except if it is made in writing and executed by the Chairman of the Board of Directors of MSC. Accordingly, this Agreement supersedes any and all previous or concurrent arrangements and agreements, written or oral, expressed or implied, if any, which may have existed between MSC and Curry, including but not limited to the "Agreement Re: Change in Control" dated April 14, 1994.

     10. If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

     11. The parties agree that any lawsuit or action filed in connection with Curry's employment, this Agreement and/or the termination of Curry's employment shall be filed in California Superior court for the County of Los Angeles. Moreover, all disputes arising out of or relating to Curry's employment with MSC, or to enforce or interpret this Agreement, shall be resolved by way of a reference procedure, as described in Code of Civil Procedure Section 638, et seq. Both parties agree to waive any right to a jury trial. The scope of this clause is to be broadly construed, so as to include both contract, tort and statutory causes of action of whatever description. In the event of such a dispute, the parties shall jointly appoint a Referee, and, in the event that no referee can be agreed upon, then the parties shall apply to the Judicial Arbitration and Mediation Service for a list of seven available referees, and each party shall be entitled to strike names from the list, alternating between them and beginning with Curry, until only one name remains, and that person shall be designated the referee. The cost of the reference procedure shall be evenly divided between the parties, but the referee may, at the conclusion of the reference procedure, allocate the reference costs as he or she deems appropriate. Notwithstanding Code of Civil Procedure Section 643, the referee may render his or her decision within sixty (60) days after the close of proceedings, but, in the event that no decision is rendered after that time, the referee shall nonetheless not lose jurisdiction over the matter, and shall render a decision as soon thereafter as is practicable.

                                  /s/ Richard H. MacNeal
                                  ________________________________________
                                  For The MacNeal-Schwendler Corporation


                                  /s/ Thomas C. Curry
                                  ________________________________________
                                  Thomas C. Curry